For Immediate Release:

TaxMasters to Release New Television Advertising for Fall 2010
CEO Patrick Cox Continues Ad Campaign Fighting for US Taxpayers
Facing IRS Collections

HOUSTON—August 13, 2010— TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company and a leading provider of tax representation services, recently completed shooting a new television ad that will begin airing this fall.

TaxMasters television commercials are identifiable almost immediately. Featuring the founder and CEO, Patrick Cox, the typically 30-second spots deliver a direct and clear message to taxpayers who are experiencing difficulties with the IRS. The television ads have varied slightly over the years, but stick to the same core messaging delivered by the easily recognizable tax expert with a beard, Patrick Cox.

“TaxMasters has a strong presence on cable—not only because of its services, but because of its well-known spokesperson, Patrick Cox. Because it is a powerful way to reach potential clients, the company owns daytime advertising on cable for the tax representation industry,” said Roby Wilson, owner of MaXXimedia, the agency that produces TaxMasters ads and handles its media placement. “His messaging is clear and the appeal is simple. If you have a notice from the IRS, it’s serious and TaxMasters can help. The consistency of messaging has built incredible brand recognition for TaxMasters and face recognition for Patrick Cox. He can’t go anywhere without someone asking, ‘Hey, aren’t you that tax guy?’”

The new ad campaign will premier on major cable networks this fall. Wilson indicated that while the graphics and colors will change, the messaging will remain largely consistent with Cox’s original ads. MaXXimedia and TaxMasters are exploring new advertising concepts to debut in 2011.

“Since 2004, we’ve found that TV is a very effective channel for reaching our audience. Many taxpayers who find themselves in the IRS’ spotlight simply don’t know companies like TaxMasters exist until they see our ads,” said Alex Clamon, VP of Sales and Marketing with TaxMasters. “We’ll continue to reach out to them to provide a complete suite of tax relief, compliance and audit practices designed to help individuals and small businesses.”.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Investors/Media:

Suzanne McGee
(212) 651-4226